Exhibit Ex99.1

Nabriva Therapeutics Reports Second Quarter 2020 Financial Results and
Provides Corporate Updates

-SIVEXTRO® adds revenue generating product creating additional scale and synergies-

-Relaunch of XENLETA® and SIVEXTRO planned with targeted in-person promotion-

-Conference call today at 4:30 p.m. Eastern Time-

Dublin Ireland, August 6, 2020 – Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, today announced its financial results for the three months ended June 30, 2020 and provided a corporate update.

“We have been actively building the foundation for relaunching our commercial efforts in the community.  Nabriva now has an experienced contract sales partner and the opportunity to promote and distribute an important new revenue-generating product in SIVEXTRO.  Adding SIVEXTRO to our portfolio is an important component of our strategy to actively pursue business development and licensing opportunities that have a highly complementary customer base and leverage Nabriva’s capabilities,” said Ted Schroeder, Chief Executive Officer of Nabriva Therapeutics. “We recently secured an agreement with Amplity Health, a leading pharmaceutical contract commercial organization, to provide Nabriva the ability to build a flexible and efficient sales infrastructure to leverage brand awareness for both XENLETA and SIVEXTRO. We believe Nabriva now has a solid foundation in place to educate health care providers about the benefits of these two important anti-infective treatment options for their patients. Our managed care presence continues to strengthen in the U.S. and XENLETA is now accessible to more than 225 million covered lives. This, coupled with our partnership with WEP Clinical and recent approvals for XENLETA in the European Union and Canada, have enhanced our ability to provide access for patients despite the challenges presented by the ongoing global pandemic.”

Corporate and Development Updates

●	On July 28, 2020, Nabriva announced that the European Commission (EC) approved the marketing authorization application for XENLETA (lefamulin) for the treatment of community-acquired pneumonia (CAP) in adults in the European Union following a review by the European Medicines Agency.

●	On July 16, 2020, Nabriva announced that Sunovion Pharmaceuticals Canada Inc., received approval from Health Canada to market oral and intravenous (IV) formulations of XENLETA for the treatment of community-acquired pneumonia in adults in Canada. Nabriva entered into a license and commercialization agreement in March 2019 with Sunovion Pharmaceuticals Canada Inc. for XENLETA in Canada.

●	On July 15, 2020, Nabriva announced that it entered into an exclusive agreement with subsidiaries of Merck & Co. Inc., Kenilworth, N.J., USA to market, sell and distribute SIVEXTRO® (tedizolid phosphate) in the United States and certain of its territories. SIVEXTRO is an oxazolidinone-class antibacterial. In addition, Nabriva engaged Amplity Health, a leading pharmaceutical contract commercial organization, to provide community-based commercial and sales services for SIVEXTRO and XENLETA in the United States.

●	On June 30, 2020, Nabriva announced that it had signed an exclusive agreement with WEP Clinical (WEP), a specialist pharmaceutical services company, to supply XENLETA on a named patient or expanded access basis in certain countries outside of the U.S., China and Canada. The Named Patient Program (NPP) is designed to ensure that physicians, contingent on meeting the necessary eligibility criteria and receiving approval, can request IV or oral XENLETA on behalf of patients who live in certain countries where it is not yet available and have an unmet medical need.

●	On June 19, 2020, Nabriva received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration for the New Drug Application (NDA) resubmission seeking marketing approval of CONTEPO™ (fosfomycin) for injection for the treatment of complicated urinary tract infections (cUTIs), including acute pyelonephritis. Although Nabriva’s European contract manufacturing partners were prepared for regulatory authority inspections, the CRL cites observations at its manufacturing partners that could not be resolved due to FDA’s inability to conduct onsite inspections because of travel restrictions caused by the COVID-19 pandemic. In general, previously identified product quality and facility inspection related observations at its contract manufacturing partners are required to be satisfactorily resolved before the NDA may be approved. The FDA did not request any new clinical data and did not raise any other concerns with regard to the safety or efficacy of CONTEPO in the CRL. Nabriva plans to request a Type A meeting with the FDA to discuss its plans for completing foreign facility inspections and the appropriate next steps to refile the NDA. CONTEPO has been granted Qualified Infectious Disease Product (QIDP) and Fast Track designations by the FDA for the treatment of serious infections, including cUTIs.

●	On May 29, 2020, Nabriva announced that it entered into a definitive agreement with several healthcare-focused institutional investors, including Fidelity Management & Research Company, LLC, to issue and sell ordinary shares and warrants in a registered direct offering priced at-the-market under Nasdaq rules for aggregate gross proceeds of $38.0 million before deducting placement agent fees and other offering expenses payable by Nabriva.

●	On April 7, 2020, Nabriva announced it was restructuring its hospital-based commercial sales force and transitioning to a community-based sales force. The restructuring aligns the capabilities of the Company’s sales force with its strategic refocus for promoting XENLETA to community health care professionals, the excellent managed care coverage it has secured and its business development strategy to in-license additional community products, resulting in a substantial reduction in expenditures. In the second quarter, Nabriva also reduced commercial, medical affairs and administrative expenses.

●	On April 9, 2020, Nabriva received confirmation from the Centers for Medicare and Medicaid Services (CMS) of a preliminary decision to assign permanent product-specific Healthcare Common Procedure Coding System (HCPCS) J-code for XENLETA 150 mg injection. The new billing code, J0691 Injection, became effective July 1, 2020, replaced the C Code, C9054 and enables healthcare providers to list physician-administered drugs on claim forms submitted to CMS to receive proper reimbursement for Medicare-eligible patients.

●	On April 29, 2020, Nabriva received written notice from Nasdaq indicating that, based on the closing bid for the last 30 consecutive business days, the Company was not in compliance with the $1.00 minimum bid price (Bid Price Rule) requirement for continued listing on The Nasdaq Global Select Market. The Notice does not result in the immediate delisting of the Company’s ordinary shares from The Nasdaq Global Select Market. Nabriva will have until December 28, 2020 to regain compliance with the Bid Price Rule. To regain compliance, the closing bid price of Nabriva’s ordinary shares must be at least $1.00 per share for a minimum of ten consecutive business days on or before December 28, 2020. At its July 29, 2020 Annual General Meeting, Nabriva’s shareholders approved a reverse stock split (i.e., a consolidation of share capital under Irish law), subject to and conditional upon the board of directors determining, in its sole discretion, that a reverse stock split is necessary for the Company to comply with the Bid Price Rule, whereby every 10 ordinary shares of $0.01 (nominal value) each in the authorized and unissued and authorized and issued share capital of the Company be consolidated into 1 ordinary share of $0.10 (nominal value) each, and the subsequent reduction in the nominal value of the ordinary shares in the authorized and unissued and authorized and issued share capital of the Company from $0.10 each to $0.01 each. Nabriva’s board of directors is evaluating whether a reverse stock split is necessary.

Financial results

Three Months Ended June 30, 2019 and 2020

●	Revenues were $0.5 million for the three months ended June 30, 2019 and $0.5 million for the three months ended June 30, 2020, primarily due to grant revenues. For the three months ended June 30, 2020 we recorded $0.1 million of product revenue, net of gross-to-net accruals. In addition, we recorded a $0.3 million returns reserve adjustment for slow moving inventory, representing 50% of XENLETA IV inventory held at our Specialty Distributors, partly offset by a favorable $0.2 million gross-to-net adjustment, resulting in $48 thousand of negative product revenue, net for the three months ended June 30, 2020.

●	Research and development expenses decreased by $1.6 million from $8.1 million for the three months ended June 30, 2019 to $6.5 million for the three months ended June 30, 2020. The decrease was primarily due to a $0.9 million decrease in staff costs, a $0.5 million decrease in research consulting fees, and a $0.1 million decrease in travel costs.

●	Selling, general and administrative expense decreased by $5.3 million from $13.4 million for the three months ended June 30, 2019 to $8.1 million for the three months ended June 30, 2020. The decrease was primarily due to a $4.5 million decrease in advisory and external consultancy expenses primarily related to pre-commercialization activities and professional service fees in 2019, a $0.5 million decrease in staff costs due to the termination of employees, a $0.4 million decrease in travel expenses and a $0.4 million decrease in infrastructure costs, partly offset by a $0.4 million increase in legal fees.

Six Months Ended June 30, 2019 and 2020

●	Revenues decreased by $1.0 million from $2.2 million for the six months ended June 30, 2019 to $1.3 million for the six months ended June 30, 2020, primarily due a $0.8 million decrease in collaboration revenue and a $0.2 million decrease in grant revenue, offset by a $0.1 million increase in product revenue, net associated with the launch of XENLETA. For the six months ended June 30, 2020, we recorded $0.2 million of product revenue, net of gross-to-net accruals. In addition, we recorded a $0.3 million returns reserve adjustment for slow moving inventory, representing 50% of XENLETA IV inventory held at our Specialty Distributors, partly offset by a favorable $0.2 million gross-to-net adjustment, resulting in $0.1 million product revenue, net for the six months ended June 30, 2020.

●	Research and development expenses decreased by $4.2 million from $15.6 million for the six months ended June 30, 2019 to $11.4 million for the six months ended June 30, 2020. The decrease was primarily due to a $3.0 million decrease in research materials and purchased services related to the development of XENLETA, a $1.7 million decrease in research consulting fees, a $1.8 million decrease in staff costs and a $0.2 million decrease in travel and infrastructure costs, partly offset by a $2.6 million refund of NDA filing fees for our product candidate, CONTEPO, in 2019.

●	Selling, general and administrative expense decreased by $2.7 million from $26.8 million for the six months ended June 30, 2019 to $24.1 million for the six months ended June 30, 2020. The decrease was primarily due to a $5.2 million decrease in advisory and external consultancy expenses primarily related to pre-commercialization activities and professional service fees in 2019, a $0.7 million decrease in stock-based compensation expense and a $0.1 million decrease in other corporate costs, partly offset by a $0.3 million increase in legal fees and a $3.0 million increase in staff costs due to the addition of employees, prior to our reduction in sales force in April 2020.

●	As previously disclosed, Nabriva’s distribution partners continue to primarily utilize their existing inventory to satisfy product demand, which in turn impacted sales in the second quarter of 2020. In light of the COVID-19 pandemic, the associated disruption to the healthcare delivery and the uncertainty of resuming full direct physician medical education and promotion, future sales amounts in 2020 are uncertain.

●	As of June 30, 2020, Nabriva Therapeutics had $49.7 million in cash and cash equivalents, compared to $86.0 million as of December 31, 2019.

●	Based on its current operating plans, the Company expects that its existing cash resources will be sufficient to enable Nabriva to fund its operating expenses, debt service obligations and capital expenditure requirements into the first quarter of 2021. This estimate assumes, among other things, that Nabriva remains in compliance with the covenants under its Loan Agreement.

Please refer to our Annual Report on Forms 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, which are filed with the U.S. Securities and Exchange Commission, for additional information regarding the Company’s business and financial results.

Company to Host Conference Call

Nabriva’s management will host a conference call today at 4:30 p.m. ET to discuss the financial results and recent corporate highlights. The dial-in number for the conference call is (866) 811-8671 for domestic participants and (409) 981-0874 for international participants, with Conference ID #4007639. A live webcast of the conference call can be accessed through the “Investors” tab on the Nabriva Therapeutics website at www.nabriva.com. A replay will be available on this website shortly after conclusion of the event for 90 days.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA® (lefamulin injection, lefamulin tablets), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTI), including acute pyelonephritis. Nabriva entered into an exclusive agreement with subsidiaries of Merck & Co. Inc., Kenilworth, N.J., USA to market, sell and distribute SIVEXTRO® (tedizolid phosphate) in the United States and certain of its territories.

About XENLETA

XENLETA (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for systemic administration in humans discovered and developed by the Nabriva Therapeutics team. It is designed to inhibit the synthesis of bacterial protein, which is required for bacteria to grow. XENLETA’s binding occurs with high affinity, high specificity and at molecular sites that are different than other antibiotic classes. Efficacy of XENLETA was demonstrated in two multicenter, multinational, double-blind, double-dummy, non-inferiority trials assessing a total of 1,289 patients with CABP. In these trials, XENLETA was compared with moxifloxacin and in one trial, moxifloxacin with and without linezolid. Patients who received XENLETA had similar rates of efficacy as those taking moxifloxacin alone or moxifloxacin plus linezolid. The most common adverse reactions associated with XENLETA included diarrhea, nausea, reactions at the injection site, elevated liver enzymes, and vomiting. For more information, please visit www.xenleta.com.

INDICATION AND IMPORTANT SAFETY INFORMATION

INDICATION

XENLETA is a pleuromutilin antibacterial indicated for the treatment of adults with community-acquired bacterial pneumonia (CABP) caused by the following susceptible microorganisms: Streptococcus pneumoniae, Staphylococcus aureus (methicillin-susceptible isolates), Haemophilus influenzae, Legionella pneumophila, Mycoplasma pneumoniae, and Chlamydophila pneumoniae.

USAGE

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XENLETA and other antibacterial drugs, XENLETA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS

XENLETA is contraindicated in patients with known hypersensitivity to XENLETA or pleuromutilins.

XENLETA tablets are contraindicated for use with CYP3A4 substrates that prolong the QT interval.

WARNINGS AND PRECAUTIONS

XENLETA has the potential to prolong the QT interval. Avoid XENLETA in patients with known QT prolongation, ventricular arrhythmias, and patients receiving drugs that may prolong the QT interval.

Based on animal studies, XENLETA may cause fetal harm. Advise females of reproductive potential of the potential risk to the fetus and to use effective contraception.

Clostridium difficile-associated diarrhea (CDAD) has been reported with nearly all systemic antibacterial agents, including XENLETA, with severity ranging from mild diarrhea to fatal colitis. Evaluate if diarrhea occurs.

ADVERSE REACTIONS

The most common adverse reactions (≥2%) for (a) XENLETA Injection are administration site reactions, hepatic enzyme elevation, nausea, hypokalemia, insomnia, and headache and (b) XENLETA Tablets are diarrhea, nausea, vomiting, and hepatic enzyme elevation.

USE IN SPECIFIC POPULATIONS

In patients with severe hepatic impairment, reduce the dosage of XENLETA Injection to 150 mg infused over 60 minutes every 24 hours. XENLETA Tablets are not recommended in patients with moderate or severe hepatic impairment due to insufficient information to provide dosing recommendations.

Avoid XENLETA Injection and Tablets with concomitant strong or moderate CYP3A or P-gp inducers. Monitor for reduced efficacy of XENLETA.

Avoid XENLETA Tablets with strong CYP3A or P-gp inhibitors.

Monitor for adverse reactions of sensitive CYP3A substrates administered with XENLETA Tablets.

XENLETA has not been studied in pregnant women. Verify pregnancy status in females prior to initiating XENLETA and advise females to use contraception during treatment and for 2 days after the final dose. Lactating women should pump and discard milk for the duration of treatment with XENLETA and for 2 days after the final dose.

To report SUSPECTED ADVERSE REACTIONS, or administration during pregnancy, contact Nabriva Therapeutics US, Inc. at 1-855-5NABRIVA or FDA at 1-800-FDA-1088 or https://www.fda.gov/safety/medwatch.

Please see Full Prescribing Information for XENLETA.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about its ability to successfully launch and commercialize XENLETA for the treatment of CABP, including the availability of and ease of access to XENLETA through major U.S. specialty distributors, marketing exclusivity and patent protection for XENLETA, the distribution and promotion of SIVEXTRO for the treatment of ABSSSI, the development of CONTEPO for Complicated Urinary Tract Infections (cUTI), the ability to secure and deploy a commercial sales force, the clinical utility of XENLETA for CABP and of CONTEPO for cUTI, plans for and timing of the review of regulatory filings for CONTEPO, efforts to bring CONTEPO to market, the market opportunity for and the potential market acceptance of XENLETA for CABP, SIVEXTRO for ABSSSI and CONTEPO for cUTI, the development of XENLETA and CONTEPO for additional indications, the development of additional formulations of XENLETA and CONTEPO, plans for making lefamulin available in the European Union,

Canada and China, plans to pursue research and development of other product candidates, expectations regarding the ability of customers to satisfy demand for XENLETA with their existing inventory, expectations regarding the impact of the interruptions resulting from COVID-19 on its business, the sufficiency of Nabriva Therapeutics’ existing cash resources and its expectations regarding anticipated revenues from product sales and how far into the future its existing cash resources will fund its ongoing operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully implement its commercialization plans for XENLETA and SIVEXTRO and whether market demand for XENLETA and SIVEXTRO is consistent with its expectations, Nabriva Therapeutics’ ability to build and maintain a sales force for XENLETA and SIVEXTRO, the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of CONTEPO for the treatment of cUTI, the extent of business interruptions resulting from the infection causing the COVID-19 outbreak or similar public health crises, the ability to retain and hire key personnel, the availability of adequate additional financing on acceptable terms or at all and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors

Gary Sender

Nabriva Therapeutics plc

ir@nabriva.com

For Media

Mike Beyer

Sam Brown Inc.

mikebeyer@sambrown.com

312-961-2502

Consolidated Balance Sheets (unaudited)

	As of	As of
(in thousands, except share data)	December 31, 2019	June 30, 2020
Assets
Current assets:
Cash and cash equivalents	$86,019	$49,660
Restricted cash	392	229
Short-term investments	175	175
Accounts receivable, net and other receivables	2,744	3,228
Inventory	682	5,196
Prepaid expenses	1,158	3,921
Total current assets	91,170	62,409
Property, plant and equipment, net	2,474	2,176
Intangible assets, net	91	97
Long-term receivables	378	368
Total assets	$94,113	$65,050
Liabilities and equity
Current liabilities:
Accounts payable	$4,673	$2,620
Accrued expense and other current liabilities	11,966	8,376
Total current liabilities	16,639	10,996
Non-current liabilities
Long-term debt	34,502	7,477
Other non-current liabilities	1,698	2,116
Total non-current liabilities	36,200	9,593
Total liabilities	52,839	20,589
Stockholders’ Equity:
Ordinary shares, nominal value $0.01, 1,000,000,000 ordinary shares authorized at June 30, 2020; 94,545,116 and 142,965,483 issued and outstanding at December 31, 2019 and June 30, 2020, respectively	945	1,430
Preferred shares, par value $0.01, 100,000,000 shares authorized at June 30, 2020; None issued and outstanding	—	—
Additional paid in capital	517,044	558,446
Accumulated other comprehensive income	27	27
Accumulated deficit	(476,742)	(515,442)
Total stockholders’ equity	41,274	44,461
Total liabilities and stockholders’ equity	$94,113	$65,050

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except share and per share data)	2019	2020	2019	2020
Revenues:
Product revenue, net	$—	(48)	$—	$108
Collaboration revenue	—	7	1,000	152
Research premium and grant revenue	525	528	1,228	1,016
Total revenue	525	487	2,228	1,276
Operating expenses:
Cost of product sales	—	(368)	—	(376)
Research and development expenses	(8,074)	(6,500)	(15,612)	(11,444)
Selling, general and administrative expenses	(13,427)	(8,072)	(26,836)	(24,097)
Total operating expenses	(21,501)	(14,940)	(42,448)	(35,917)
Loss from operations	(20,976)	(14,453)	(40,220)	(34,641)
Other income (expense):
Other income (expense), net	56	(634)	126	164
Interest income	72	16	82	80
Interest expense	(904)	(251)	(1,803)	(1,275)
Loss on extinguishment of debt	—	—	—	(2,757)
Loss before income taxes	(21,752)	(15,322)	(41,815)	(38,429)
Income tax benefit (expense)	45	(119)	(109)	(271)
Net loss	$(21,707)	(15,441)	$(41,924)	$(38,700)

Loss per share
Basic and diluted ($ per share)	$(0.30)	$(0.14)	$(0.59)	$(0.37)
Weighted average number of shares:
Basic and diluted	72,526,441	112,778,258	70,624,583	103,686,706

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
(in thousands)	2019	2020
Net cash provided by (used in):
Operating activities	$(41,670)	$(45,372)
Investing activities	(57)	(248)
Financing activities	13,428	9,168
Effects of foreign currency translation on cash and cash equivalents	40	(70)
Net decrease in cash and cash equivalents	(28,259)	(36,522)
Cash and cash equivalents and restricted cash at beginning of period	102,003	86,411
Cash and cash equivalents and restricted cash at end of period	$73,744	$49,889